UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 19, 2011

STARTEK, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12793	84-1370538
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

44 Cook Street Suite 400, Denver, Colorado	80206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (303) 262-4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           By mutual agreement, on June 19, 2011, A. Laurence Jones stepped down from his position as President and Chief Executive Officer of Startek, Inc. (the “Company”).

(c)           On June 23, 2011, the Company announced that Chad A. Carlson will be appointed as President and Chief Effective Officer, effective immediately.  Mr. Carlson, age 44, has been serving as the Company’s Executive Vice President and Chief Operating Officer since June 2010.  Prior to joining the Company, Mr. Carlson most served as Executive Vice President of Global Operations at Sitel, a global business process outsourcing (BPO) company.  In that role, Mr. Carlson led operations in over 30 countries with 150 locations and more than 60,000 employees, and oversaw over $1 billion in annual revenue.  From 2007 to 2008, Mr. Carlson served as Chief Operating Officer of the Americas and Asia Pacific operations for Sitel and from 2003 to 2007 he served in the same role for ClientLogic, a global business process outsourcing company, prior to their acquisition of Sitel.  Mr. Carlson has over fifteen years of experience in the call center industry, serving in a variety of operational roles including as a site director and global operational leadership roles.  Mr. Carlson currently has an employment agreement with the Company dated May 26, 2010, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 27, 2010.  The Company is currently negotiating an amended and restated employment agreement with Mr. Carlson that will replace the existing employment agreement and pursuant to which Mr. Carlson will serve as the President and Chief Executive Officer.

Item 9.01.              Financial Statements and Exhibits

(d) Exhibits

99.1                           Press Release dated June 22, 2011 announcing appointment of new President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

StarTek, Inc.
(Registrant)

Dated: June 23, 2011	By:	/s/Dave M. Gomez
	Name:	Dave M. Gomez
	Title:	Senior Vice President and General Counsel